Exhibit (a)(7)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated May 18, 1999 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                     Notice of Offer To Purchase For Cash
                    All Outstanding Shares Of Common Stock
                        (Including the Related Rights)
                                      of

                            Daniel Industries, Inc.

                                      at

                             $21.25 Net Per Share

                                      by

                              Emersub LXXIV, Inc.
                         a wholly-owned subsidiary of
                             Emerson Electric Co.


   Emersub LXXIV, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Emerson Electric Co., a Missouri corporation (the iParenti), is offering to purchase all outstanding shares of Common Stock, $1.25 par value (the "Common Stock"), of Daniel Industries, Inc., a Delaware corporation (the "Company"), including the related right as to each share to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, $1.00 par value, of the Company (singularly, a "Right" and collectively, the "Rights") (singularly, a share of such Common Stock, including the related Right, a "Share" and collectively, the "Shares"), at $21.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 18, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

   The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 12, 1999 (the "Merger Agreement") among the Company, the Parent and the Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and satisfaction or waiver of all conditions to the Merger, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving. Pursuant to the Merger, each outstanding Share (other than Shares owned by Parent, the Company or any wholly-owned subsidiary of Parent or the Company and Shares held by stockholders properly exercising appraisal rights under Delaware law (as described in the Offer to Purchase)) will be converted into and represent the right to receive $21.25 in cash, without interest.

   The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date of the Offer that number of Shares that would represent at least 66 2/3% of all Shares on a fully diluted basis, (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended having expired or terminated, and (3) any filings and approvals under applicable foreign antitrust laws and regulations having been made or obtained, as the case may be, and any related waiting periods having expired.

   The Board of Directors of the Company has unanimously approved the Offer and the Merger, unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, and unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

   The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may, except as provided in the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

   Subject to the terms of the Merger Agreement, the Purchaser reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to The Bank of New York (the "Depositary"). Any such extension will be followed as promptly as practicable by public announcement thereof.

   For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

   Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 16, 1999 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

   The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

   The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense.

                   The Information Agent for the Offer is:
                           Georgeson & Company Inc.

                               Wall Street Plaza
                           New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                          Morgan Stanley Dean Witter

                                 1585 Broadway
                           New York, New York 10036
                                (212) 761-7257

May 18, 1999